SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 15


          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                     Commission File Number 0-22830


                             Oxford Resources Corp.
             (Exact name of registrant as specified in its charter)


                            270 South Service Road
                          Melville, New York  11747
                              (516) 777-8000
            (Address, including zip code, and telephone number,
          including area code of registrant's principal executive
                                 offices)


               Class A Common Stock, par value $0.01 per share
          (Title of each class of securities covered by this form)


                                     None
            (Title of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)




               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)     [ ]

           Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)    [ ]

           Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)     [ ]

           Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]

                                           Rule 15d-6              [ ]


          Approximate number of holders of record as of certification or notice date:

          None


          Pursuant to the requirements of the Securities Exchange Act of 1934, Barnett Banks, Inc. as successor issuer to Oxford Resources Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          Date:  April 25, 1997         By: /s/ Hinton F. Nobles, Jr.
                                           --------------------------
                                           Hinton F. Nobles, Jr.
                                           Executive Vice President